Exhibit 14.1

Ethical Business Conduct at Axcelis

OUR EXPECTATIONS

This policy is a formal statement of the expectations of Axcelis management and its Board of Directors that all employees, officers and members of our Board of Directors will in the day-to-day conduct of Axcelis’ business act in an ethical manner and in full compliance with applicable law.

We expect our employees, officers and members of the Board of Directors to read and become familiar with the principles expressed in this policy, and to adhere to these principles in the discharge of your responsibilities.

It is important that the policies and principles set forth here be understood and followed on a consistent basis by each of us. We particularly want to emphasize that our standards remain constant even in countries where local ethical or legal standards may differ from those in the United States. Our reputation for integrity is an important corporate asset, and we must protect it.

Purpose

This Code of Conduct is designed to deter wrongdoing and to promote:

(1)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(2)	Avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in this Code, of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
(3)	Full, fair, accurate, timely and understandable disclosure in reports and documents that Axcelis files with, or submits to, the Securities and Exchange Commission and other public communications made by Axcelis;

(4)Compliance with applicable governmental rules and regulations;

(5)	The prompt internal reporting, to appropriate person or persons identified in this Code, of violations of this Code; and

(6) Accountability for adherence to this Code.

This policy is a “code of ethics” as described in Section 406 of the U.S. Sarbanes-Oxley Act of 2002, and is also our “code of conduct” as may be required by the NASDAQ marketplace Rules from time to time in effect.

General Principles

Here are the fundamental principles of ethical business behavior:

Obeying the Law - We respect and obey the laws of the cities, states and countries where we operate. This includes:

●	no illegal payments to government personnel - We do not make illegal payments to government officials of any country.
●	no Company political contributions - Our policy prohibits company contributions to political candidates or parties even where such contributions are lawful. We encourage individual employees to be involved in the political process and make personal contributions as they see fit.

Honest and Ethical Conduct - We all need to proactively promote honest and ethical behavior among our peers and subordinates both at work and in our communities. This includes:

●	fair dealing with our customers, suppliers, employees and shareholders-- We must avoid taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair-dealing practice.
●	fair dealing with our competitors —The only competitive advantages we seek are those gained through superior research, engineering, manufacturing and marketing. We do not engage in unfair or illegal trade practices.
●	avoiding conflicts of interest—We expect you to avoid any association that might conflict with your loyalty to Axcelis or compromise your judgment--or even create the appearance of doing so.
●	respecting corporate opportunities and property -- Opportunities discovered through the use of corporate property, information or position belong to Axcelis. Corporate property, information and positions may not be used for personal gain or for competing with the company. We must protect Axcelis’ assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. All company assets, including confidential information, trade secrets and inventions, should be used for legitimate business purposes. All employees are required to sign an Employee Invention Assignment and Confidentiality Agreement as a term of their employment.
●	no inappropriate gifts, gratuities and kickbacks—We do not offer or accept kickbacks or bribes, or gifts of substantial value.

Responsibilities of Senior Leadership

The foregoing General Principles apply to all of our employees. However, members of our senior leadership have a special obligation to set the highest ethical tone for the Company. Senior leadership members include our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel and Controller (and other personnel meeting the Security and Exchange Commission’s definition of principal executive, principal financial, principal accounting officers or persons performing similar functions).

In addition, members of our senior leadership have the ultimate responsibility to ensure that there is full, fair, accurate, timely and understandable disclosure in reports and documents that Axcelis files with, or submits to, the Securities and Exchange Commission and other public communications made by Axcelis.

Axcelis will have “zero tolerance” for unethical conduct by senior leadership. These employees are expected to be role models of ethical behavior and to take appropriate actions to report on unethical behavior both within the financial organization and throughout Axcelis.

Seek Guidance

Our goal is to avoid any actions which may be, or even appear to be, ethical violations or conflicts of interest. Many times ethical or conflict of interest problems are complex and fact-sensitive. It is important to take the time to make good decisions before committing to one path over another. We strongly encourage employees who are considering actions which in any way raise ethical concerns to discuss their options with supervisors, members of the Human Resources team and/or our General Counsel. Posted on our intranet and available from the Human Resources team are guidelines on avoiding material transactions or relationships involving potential conflicts of interest, in specific circumstances.

Reporting of Concerns

We encourage reporting of any known or suspected violations of this policy. In order to ensure that all reports of concern are received, we have established a number of methods for communicating:

●	You may speak in person, telephone, mail or email our General Counsel. Her contact information appears at the end of this policy. If you prefer, you may contact another member of senior management, including our Chief Executive Officer or Chief Financial Officer.
●	You may send an anonymous email to via the Axcelis Ethics Reporting Line located on the Legal Department page of the Axcelis Intranet.
●	You may also telephone the dedicated voicemail box identified under the Ethics Reporting Line on the Legal Department page of the Axcelis Intranet.

Any reporting may be done anonymously, although we encourage you to provide sufficient information to allow us to undertake a productive investigation of the matter.

Axcelis understands that employees may be reluctant to complain of ethical violations or conflicts of interest or to cooperate with an investigation for fear of retaliation, and Axcelis will take action to protect those employees. Any type of retaliation is strictly prohibited and will result in disciplinary action, up to and including termination of employment.

Handling of Reports

Unless otherwise determined by our Board of Directors, our General Counsel will be responsible for managing the investigation of any report of a violation of this policy. Such investigations will be handled promptly and in as confidential a manner as possible without compromising the effectiveness of the investigation. Axcelis employees are expected to cooperate fully in any authorized investigation of a violation of this policy.

Special procedures will apply to any ethical violation or conflict relating to financial record keeping, financial reporting, accounting treatment, internal accounting controls or auditing matters. In those cases, the General Counsel will promptly inform the Chairman of the Audit Committee of the Board of Directors. Such complaints will be handled in accordance with procedures on the receipt, retention and treatment of such complaints established by the Audit Committee of the Board of Directors.

Effect of Violations

If a violation is found, unless directed otherwise by the Audit Committee, the General Counsel will be responsible for overseeing an appropriate response, including corrective action and preventative measures. Violation of these principles will lead to appropriate disciplinary action, up to and including termination of employment. To the extent required by law or to protect the interests of the Company, illegal activities will be reported to the appropriate governmental authorities.

Waivers

Although it is not contemplated that this Code of Ethics will be waived at any time, no waiver of this Code of Ethics for executive officers or directors will be effective unless approved by a resolution of the Axcelis Board of Directors or an authorized committee of the Board. Any waiver granted to an executive officer or director of Axcelis will be publicly disclosed as required by Nasdaq and the Securities and Exchange Commission.

Responsible Officer

Eileen J. Evans

EVP HR/Legal and General Counsel

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, MA 01915

eileen.evans@axcelis.com

978-787-8439

RELEVANT RESOURCES

Guidelines for Ethical Business Conduct

Insider Trading Policy

Employee Invention Assignment and Confidentiality Agreement

Communications Policy

Employment of Relatives-Employee Relationships Policy

Discriminatory and Sexual Harassment Policy

Foreign Corrupt Practices Act Training